Exhibit 99.1

FOR IMMEDIATE RELEASE

CKx, Inc

Media Contact:

Sean Cassidy

212-981-5233

Ed Tagliaferri

212-981-5182

Robert Zimmerman

212-981-5118

CKX PARTNERS WITH MUHAMMAD ALI

COMPANY ACQUIRES 80% INTEREST IN
NAME, IMAGE, LIKENESS, TRADEMARKS AND EXISTING LICENSING AGREEMENTS
OF THE “GREATEST OF ALL TIME”

New York, N.Y. – (April 11, 2006) – CKX, Inc. (NASDAQ: CKXE), announced today that it has acquired an 80% interest in the name and likeness of Muhammad Ali, widely recognized as the greatest athlete of the 20th century and goodwill ambassador to the world. The transaction includes the rights to the name, image and likeness of Mr. Ali, certain trademarks owned by Mr. Ali and his affiliates and the rights to all existing Ali license agreements. Mr. Ali, through affiliates, will retain a 20% interest in the business, which will be operated through a newly formed company named G.O.A.T. LLC. G.O.A.T., which stands for “Greatest of All Time,” is a trademark of G.O.A.T. LLC and the name by which Mr. Ali is recognized globally.

This transaction is a continuation of CKX’s mission to partner with iconic content and to use its resources to preserve, protect and grow this content. Mr. Ali, together with his wife, Lonnie Ali, is expected to actively work with CKX to continue to promote his cultural and philosophical legacy throughout the world.

For more detailed information about this transaction see our Current Report on Form 8-K, which may be obtained at the Company’s website at www.ckx.com or at the SEC’s web site at www.sec.gov.

Commenting on the transaction, Mr. Sillerman said, “Muhammad Ali is truly the Greatest of All Time. Very few individuals have so dedicated their focus to promoting social well-being on a global basis. While we all recognize that Muhammad Ali is one of the greatest athletes of all time, his achievements outside of the boxing ring are certainly as great as his ascent to three-time world heavyweight champion. We are so pleased that we will be working together with Muhammad Ali and Lonnie Ali to ensure that his message continues its global reach.”

Mr. Ali added, “This relationship with CKX will help guarantee that, for generations to come, people of all nations will understand my beliefs and my purpose. I am honored to be able to partner with CKX as they continue to grow.”

Mr. Ali’s wife, Lonnie Ali stated, “We are so pleased to be working with Bob Sillerman and his team at CKX. They have proven once again that they can protect and respect the integrity of art and artists while simultaneously using their resources to build for the future. We look forward to many successful years ahead.”

The Company funded this acquisition of the business with cash on hand. The Company simultaneously announced that it had agreed in principle with a consortium of banks to increase and amend its existing $50 million financing commitment to a $125 million revolving credit facility. The new facility is the first step in creating a more permanent capital structure and will be used to find working capital needs and to pursue additional acquisitions.

About Muhammad Ali

More than 40 years after he burst onto the scene as a gold-medal winner at the 1960 Rome Olympics, Muhammad Ali remains one of the world’s most recognized figures, known and loved around the globe.

Muhammad Ali has been named the “Athlete of the Century” by USA Today and Sports Illustrated and he continues to receive praise for his contribution to sports. Muhammad Ali was also named BBC’s “Sports Personality of the Century” and the World Sports Award’s “World Sportsman of the Century.”

As a three-time undisputed heavyweight champion of the world, with the foot speed of a lightweight and the hand speed of a featherweight, Muhammad Ali brought unprecedented speed and grace to his sport. His charm and wit changed forever what the public expected a champion to be. His accomplishments in the ring are legendary - two fights with Sonny Liston, where he proclaimed himself “The Greatest” and proved he was; three epic matches with Joe Frazier; the stunning victory over George Foreman in the Rumble in the Jungle; and dethroning Leon Spinks to become heavyweight champion for the unprecedented third time.

Championing the causes of the developing world has become a major focus of Muhammad Ali’s life. He has been a relentless advocate for people in need, supporting relief and development initiatives and hand-delivering food and medical supplies to hospitals and orphanages in Africa and Asia. In addition to his international efforts, Muhammad Ali is equally devoted to helping charities at home.

Muhammad Ali has been the recipient of countless awards for his humanitarian efforts. In addition to being honored by Amnesty International with their “Lifetime Achievement Award,” the Secretary-General of the United Nations appointed him “United Nations Messenger of Peace.”  Muhammad Ali was named the “International Ambassador of Jubilee 2000,” a global organization dedicated to relieving debt in developing nations, cited as “Mr. International Friendship” by former President Jimmy Carter and, in November 2005, he was honored with the Presidential Medal of Freedom Award.

Also in November 2005, Muhammad Ali and his wife Lonnie opened The Muhammad Ali Center in Louisville, Kentucky.  The Center's mission is to preserve the legacy and values of Muhammad Ali while inspiring others to be as great as they can be.

About CKX, Inc.

CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. CKX plans to continue to make strategic acquisitions of, or partner or align with, companies or individuals that control various forms of established entertainment content. For more information about CKX, Inc., visit our corporate website at www.ckx.com.

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, acquisitions of dispositions of business assets, and the potential impact of future decisions by management that may result in merger and restructuring charges, as well as the potential impact of any future impairment charges to goodwill or other intangible assets. More detailed information about these factors may be found in filings by CKX, Inc. with the Securities and Exchange Commission. CKX, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.